Exhibit 99.1

FOR IMMEDIATE RELEASE

January 14, 2011

Contact: Curtis T. Evatt

Executive Vice President and Chief Financial Officer

(864) 882-2765

Oconee Federal Financial Corp.

Announces Completion of Stock Offering

Seneca, South Carolina, January 14, 2011 – Oconee Federal Financial Corp announced today that it has completed its stock offering. Oconee Federal Financial Corp. is the federally-chartered holding company for Oconee Federal Savings and Loan Association, and was established in connection with Oconee Federal Savings and Loan Association’s reorganization from a mutual savings and loan association to the mutual holding company form of organization. Oconee Federal Financial Corp. sold 2,094,840 shares of common stock in the offering at a price of $10.00 per share. In connection with the reorganization, Oconee Federal Financial Corp. issued 4,127,470 shares of common stock to Oconee Federal, MHC, a federally-chartered mutual holding company.

Shares of Oconee Federal Financial Corp. commenced trading on Friday, January 14, 2011, on The Nasdaq Capital Market under the symbol “OFED.” Stock certificates and subscription refunds will be processed promptly.

T. Rhett Evatt, Oconee Federal Financial Corp.’s President and Chief Executive Officer, stated, “We are grateful for the overwhelming support for our stock offering, for the loyalty of our customers and for the concerted efforts of our employees and directors. We are excited to get back to business as usual at Oconee Federal Savings and Loan Association, and look forward to turning our attention towards continuing to serve our community, attaining our strategic goals and delivering value to our new stockholders.”

Oconee Federal Savings and Loan Association, a federally chartered, FDIC-insured savings and loan association, was chartered in 1924. The Association is headquartered in Seneca, South Carolina and provides financial services to individuals, families and businesses through its four banking offices and its executive offices located in Oconee County, South Carolina.

This news release contains certain forward-looking statements about the stock offering of Oconee Federal Financial Corp. These include statements regarding the trading market for the shares of common stock, the processing of subscription refunds and the conduct of Oconee Federal Financial Corp.’s business operations.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions. Forward-looking statements are subject to significant risks, assumptions and uncertainties, that could cause actual results to differ materially from expected results, including adverse economic conditions, changes in the financial industry and securities, credit and real estate markets include changes in general economic conditions, and legislative and regulatory changes.